                                                      EXHIBIT 12



              ASSOCIATES FIRST CAPITAL CORPORATION
              ------------------------------------
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (Dollar Amounts in Millions)

                                                  Nine Months Ended
                                                    September 30
                                                1997             1996
                                                ----             ----
 Fixed Charges <F1>

   Interest expense                           $2,035.8        $1,811.7

   Implicit interest in rent                      18.1            15.0
                                              --------        --------
     Total fixed charges                      $2,053.9        $1,826.7
                                              ========        ========
 Earnings <F2>

   Earnings before provision for income
    taxes                                     $1,199.6        $1,025.7

   Fixed charges                               2,053.9         1,826.7
                                               -------         -------
     Earnings, as defined                     $3,253.5        $2,852.4
                                              ========        ========

 Ratio of Earnings to Fixed Charges               1.58            1.56
                                                  ====            ====
---------

 <F1>    For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

 <F2>    For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.

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